EXHIBIT 99.0

EFJ, Inc.

E.F. Johnson Company

Transcrypt International, Inc.

CODE OF BUSINESS CONDUCT AND ETHICS

I.                                         GENERAL POLICY STATEMENT

It is the policy of EFJ, Inc. (“the Company”), the parent company of E.F. Johnson Company and Transcrypt International, Inc. to conduct its business in accordance with the highest ethical standards in order to merit and maintain the complete confidence and trust of its consumers and the public in general.  This Code of Personal and Business Conduct and Ethics (“Code”) addresses both business and social relationships that may present legal and ethical concerns and also sets forth a code of conduct to guide the members of the board of directors and staff members.  We expect every employee, officer and director of the Company to read and understand the Code and its application to the performance of his or her business responsibilities.  Directors and staff members must conduct their personal affairs and maintain their business transactions in a manner which does not result in adverse comments or criticisms from the public.

The term “staff member” refers to all officers and employees of the Company.

Because the principles described in this Code are general in nature, you should also review all applicable Company policies and procedures for more specific instruction, and contact the Human Resources Department if you have any questions.

Nothing in this Code, in any Company policies and procedures, or in other related communications (verbal or written) creates or implies an employment contract or term of employment.

We are committed to regularly reviewing and updating our policies and procedures.  Therefore, this Code is subject to modification. This Code supersedes all other such codes, policies, procedures, instructions, practices, rules or written or verbal representations to the extent they are inconsistent.

A.                                   Compliance with Laws and Regulation

Ethical business conduct is critical to our business.  It is our policy to fully comply with the spirit and intent of all applicable laws, rules and regulations.  Violations of these laws, rules and regulations can create significant civil and/or criminal liability for you, the Company, our directors, officers and other employees.  We expect you to use good judgment and high ethical standards and to refrain from any form of illegal, dishonest or unethical conduct.

While we do not expect you to memorize every detail of these laws, rules and regulations, we want you to be able to determine when to seek advice from others.  If you do have a question in the area of legal compliance, it is important that you not hesitate to seek answers from your supervisor or the Compliance Officer.

Disregard of the law will not be tolerated.  You should be aware that conduct and records, including emails, are subject to internal and external audits, and to discovery by third parties in the event of a government investigation or civil litigation.  It is in everyone’s best interests to know and comply with our legal and ethical obligations.

B.                                     Administration of the Code

It is your responsibility to be familiar with the Code.  Supervising officers are expected to make every reasonable effort to ensure that their subordinate staff continues to comply with the provisions of the Code.

Senior management shall administer the Code, determine matters of interpretation, and coordinate periodic changes to the Code.  The continued implementation of the Code shall be accomplished by audit, examination and personnel procedures.

You are encouraged to seek the advice of the appropriate supervisor regarding questions of interpretation and of the applicability of the provisions of the Code to a particular situation.  You will be required to sign a written acknowledgment of receipt of a copy of the Code and of any subsequent changes thereto and return the form to the Human Resources Department indicating that you have received, read, understand and agree to comply with the Code. The signed acknowledgment form will be located in your personnel file.

Part of your job and ethical responsibility is to help enforce this Code. You should be alert to possible violations and report possible violations to the Human Resources Department. You must cooperate in any internal or external investigations of possible violations. Reprisal, threats, retribution or retaliation against any person who has in good faith reported a violation or a suspected violation of law, this Code or other Company policies, or against any person who is assisting in any investigation or process with respect to such a violation, is prohibited.

Violations of law, this Code, or other Company policies or procedures should be reported in accordance with Section VII.

Violations of law, this Code or other Company policies or procedures by staff members can lead to disciplinary action up to and including termination.

In trying to determine whether any given action is appropriate, use the following test.  Imagine that the words you are using or the actions you are taking are going to be fully disclosed in the media with all the details, including your photo. If you are uncomfortable with the idea of this information being made public, perhaps you should think again about your words or your course of action.

In all cases, if you are unsure about the appropriateness of an event or action, please seek assistance in interpreting the requirements of these practices by contacting the Human Resources Department.

II.                                     CONFLICTS OF INTEREST

Each of us has a responsibility to the Company, our stockholders and each other.  Although this duty does not prevent us from engaging in personal transactions and investments, it does demand that we avoid situations where a conflict of interest might occur or appear to occur.

A.                                   Policy

It is our policy that directors, officers and employees do not engage in personal conduct which will conflict with the interest of the Company.  It is important to avoid even the appearance of a conflict of interest, since the appearance can be as damaging to our reputation as an actual conflict.  Whether or not a conflict of interest exists or will exist can be unclear.  Conflicts of interest are prohibited unless specifically authorized as described below.

If you have any questions about a potential conflict or if you become aware of an actual or potential conflict, and you are not an officer or director of the Company, you should discuss the matter with your supervisor or the Compliance Officer (as further described in Section VII). Supervisors may not authorize conflict of interest matters without first seeking the approval of the Compliance Officer and filing with the Compliance Officer a written description of the authorized activity.  If the supervisor is involved in the potential or actual conflict, you should discuss the matter directly with the Compliance Officer.  Officers and directors may seek authorization from the Corporate Governance Committee. Factors that may be considered in evaluating a potential conflict of interest are, among others:

•                                          whether it may interfere with the individual’s job performance, responsibilities or morale;

•                                          whether the individual has access to confidential information;

•                                          whether it may interfere with the job performance, responsibilities or morale of others within the organization;

•                                          any potential adverse or beneficial impact on our business;

•                                          any potential adverse or beneficial impact on our relationships with our customers or suppliers or other service providers;

•                                          whether it would enhance or support a competitor’s position;

•                                          the extent to which it would result in financial or other benefit (direct or indirect) to the individual;

•                                          the extent to which it would result in financial or other benefit (direct or indirect) to one of our customers, suppliers or other service providers; and

•                                          the extent to which it would appear improper to an outside observer.

B.                                     Gifts, Entertainment and Loans

An employee should not borrow money or accept gifts, entertainment or favors, directly or indirectly, from any organization or individual if doing so might impair or appear to impair the employee’s ability to perform company duties or to exercise judgment in a fair and unbiased manner. Employees may accept such gifts and offers only if:

•                                          they are of modest value and are customary business items or activities

•                                          they are not excessive in frequency, and

•                                          they do not violate any law or these policies

Any gift, loan, favor or offer of entertainment that violates these guidelines must be returned promptly to the donor with an appropriate explanation. A gift to a close relative of an employee is also treated as a gift to the employee. If you have any questions concerning whether an offer or gift violates this policy, you should discuss it with the Human Resources Department.

C.                                     Political Contributions

It is our policy to strictly comply with all applicable federal and state political campaign laws.

D.                                    Outside Activities

We discourage staff members from holding outside employment.  In those instances where it is justified, written approval from the Human Resources Department is required.  No outside employment or activity will be approved which might subject us to criticism or which will impact the staff member’s productivity.

E.                                      Related Parties

As a general rule, you should avoid conducting Company business with a relative or significant other, or with a business in which a relative or significant other is associated in any significant role. Relatives include spouse, sister, brother, daughter, son, mother, father, grandparents, aunts, uncles, nieces, nephews, cousins, step relationships and in-laws.  Significant others include persons living in a spousal or familial fashion with you.

If such a related party transaction is unavoidable, you must fully disclose the nature of the related party transaction to the Company’s Chief Financial Officer. If determined to be material to the Company by the Chief Financial Officer, the Company’s Audit Committee must review and approve in writing in advance such related party transactions. The most significant related party transactions, particularly those involving the Company’s directors or executive officers, must be reviewed and approved in writing in advance by the Company’s Board of Directors. The Company must report all such material related party transactions under applicable accounting rules, federal securities laws, Securities and Exchange Commission rules and regulations, and securities market rules. Any dealings with a related party must be conducted in such a way that no preferential treatment is given to this business.

The Company prohibits the employment of relatives and significant others in positions or assignments that have a financial dependence or influence (e.g., an auditing or control relationship, or a supervisor/subordinate relationship). The purpose of this policy is to prevent the organizational impairment and conflicts that are a likely outcome of the employment of relatives or significant others, especially in a supervisor/subordinate relationship. If a question arises about whether a relationship is covered by this policy, the Human Resources Department is responsible for determining whether an applicant’s or transferee’s acknowledged relationship is covered by this policy. The Human Resources Department shall advise all affected applicants and transferees of this policy. Willful withholding of information regarding a prohibited relationship/reporting arrangement may be subject to corrective action, up to and including termination. If a prohibited relationship exists or develops between two employees, the employee in the senior position must bring this to the attention of his/her supervisor. The Company retains the prerogative to separate the individuals at the earliest possible time, either by reassignment or by termination, if necessary.

III.                                 OBLIGATIONS UNDER SECURITIES LAWS – “INSIDER” TRADING

Directors and staff members who have access to confidential (or “inside”) information are not permitted to use or share that information for stock trading purposes or for any other purpose except to conduct our business.  All non-public information about the Company or about companies with which we do business is considered confidential information.  To use material non-public information in connection with buying or selling securities, including “tipping” others who might make an investment decision on the basis of this information, is not only unethical, it is illegal.  You must exercise the utmost care when handling material inside information.  We have adopted a separate Insider Trading Policy to which you are bound as a condition of your employment here.  You should consult the Insider Trading Policy for more specific information on the definition of “material inside information” and on buying and selling our securities or securities of companies with which we do business.

IV.                                MAINTAINING AND MANAGING RECORDS

A.                                   General

The purpose of this policy is to set forth and convey the Company’s business and legal requirements in managing records, including all recorded information regardless of medium or characteristics. Records include paper documents, CDs, computer hard disks, email, floppy disks, microfiche, microfilm or all other media. We are required by local, state, federal, foreign and other applicable laws, rules and regulations to retain certain records and to follow specific guidelines in managing its records. Civil and criminal penalties for failure to comply with such guidelines can be severe for employees, agents, contractors and the Company, and failure to comply with such guidelines may subject the employee, agent or contractor to disciplinary action, up to and including termination of employment or business relationship at the Company’s sole discretion.

B.                                     Records on Legal Hold

A legal hold suspends all document destruction procedures in order to preserve appropriate records under special circumstances, such as litigation or government investigations.  Legal counsel determines and identifies what types of Company records or documents are required to be placed under a legal hold. Every Company staff member, agent and contractor must comply with this policy. Failure to comply with this policy may subject the staff member, agent or contractor to disciplinary action, up to and including termination of employment or business relationship at the Company’s sole discretion, and potentially to criminal prosecution.

The Compliance Officer will notify you if a legal hold is placed on records for which you are responsible. You then must preserve and protect the necessary records in accordance with instructions from the Company’s legal counsel. RECORDS OR SUPPORTING DOCUMENTS THAT HAVE BEEN PLACED UNDER A LEGAL HOLD MUST NOT BE DESTROYED, ALTERED OR MODIFIED UNDER ANY CIRCUMSTANCES. A legal hold remains effective until it is officially released in writing by the Company’s legal counsel. If you are unsure whether a document has been placed under a legal hold, you should preserve and protect that document while you check with the Compliance Officer.

If you have any questions about this policy you should contact the Compliance Officer.

C.                                     Document Integrity

The integrity of our records and public disclosure depends on the validity, accuracy and completeness of the information supporting the entries to our books of account.  Therefore, our corporate and business records should be completed accurately and honestly.  The making of false or misleading entries, whether they relate to financial results or test results, is strictly prohibited.  Our records serve as a basis for managing our business and are important in meeting our obligations to customers, suppliers, creditors, employees and others with whom we do business.  As a result, it is important that our books, records and accounts accurately and fairly reflect, in reasonable detail, our assets, liabilities, revenues, costs and expenses, as well as all transactions and changes in assets and liabilities.  We require that:

•                                          no entry be made in our books and records that intentionally hides or disguises the nature of any transaction or of any of our liabilities, or misclassifies any transactions as to accounts or accounting periods;

•                                          transactions be supported by appropriate documentation;

•                                          the terms of sales and other commercial transactions be reflected accurately in the documentation for those transactions and all such documentation be reflected accurately in our books and records;

•                                          employees comply with our system of internal controls; and

•                                          no cash or other assets be maintained for any purpose in any unrecorded or “off-the-books” fund.

Our accounting records are also relied upon to produce reports for our management, stockholders and creditors, as well as for governmental agencies.  In particular, we rely upon our accounting and other business and corporate records in preparing the periodic and current reports that we file with the SEC.  These reports must provide full, fair, accurate, timely and understandable disclosure and fairly present our financial condition and results of operations.  Employees who collect, provide or analyze information for or otherwise contribute in any way in preparing or verifying these reports should strive to ensure that our financial disclosure is accurate and transparent and that our reports contain all of the information about the Company that would be important to enable stockholders and potential investors to assess the soundness and risks of our business and finances and the quality and integrity of our accounting and disclosures.  In addition:

•                                          no employee may take or authorize any action that would cause our financial records or financial disclosure to fail to comply with generally accepted accounting principles, the rules and regulations of the SEC or other applicable laws, rules and regulations;

•                                          all employees must cooperate fully with our Accounting Department, as well as our independent public accountants and counsel, respond to their questions with candor and provide them with complete and accurate information to help ensure that our books and records, as well as our reports filed with the SEC, are accurate and complete; and

•                                          no employee should knowingly make (or cause or encourage any other person to make) any false or misleading statement in any of our reports filed with the SEC or knowingly omit (or cause or encourage any other person to omit) any information necessary to make the disclosure in any of our reports accurate in all material respects.

Any employee who becomes aware of any departure from these standards has a responsibility to report his or her knowledge promptly to a supervisor, the Compliance Officer or one of the other compliance resources described in Section VII.  The falsification of any books, records or documents of the Company is grounds for dismissal.

V.                                    MISCELLANEOUS GUIDELINES FOR CONDUCT

A.                                   Dealing with Competitors

It is our policy to require staff members to observe fair and ethical conduct in dealing with our competitors. Staff members are prohibited from involving the Company in arrangements with its competitors which provide for the setting or controlling of rates, prices, or marketing policies.

B.                                     Dealings with Auditors and Examiners

Staff members are required to fully cooperate with the audits conducted by the Company’s internal audit staff, external auditing firms, and any regulators.  Questions raised by the auditors or examiners must be responded to honestly, and no adverse information in response to a question may be concealed.

C.                                     Falsification of Books and Records

It is our policy to maintain records and accounts that accurately reflect its assets, liabilities, receipts and disbursements.  The falsification of any books, records or documents of the Company is grounds for dismissal.

D.                                    Electronic Mail (“E-mail”)

Electronic mail (“E-mail”) is a means of communication established for Company business reasons only.  Staff members who use E-mail for personal messages do so with the knowledge that the Company reserves the right to monitor and/or review all electronic communications if and when it deems appropriate.  All E-mail messages, all Company records and the equipment and systems are Company property.  Accordingly, Company employees are expected to use the E-mail system properly and not assume that their messages are confidential.  Also the improper use of E-mail, e.g. for the purposes of harassment and discriminating behavior, will result in disciplinary action up to and including dismissal.

VI.                                WAIVERS

Any waiver of any provision of this Code for a member of the Company’s Board of Directors or an executive officer must be approved in writing by the Company’s Board of Directors and promptly disclosed in accordance with law. Any waiver of any provision of this Code with respect any other employee, agent or contractor must be approved in writing by the Company’s Compliance Officer.

VII.                            COMPLIANCE STANDARDS AND PROCEDURES – REPORTING AND INVESTIGATING MISCONDUCT

A.                                   Compliance Resources

To facilitate compliance with this Code, we have implemented a program of Code awareness, training and review.  We have established the position of Compliance Officer to oversee this program.  The Compliance Officer is a person to whom you can address any questions or concerns.  The Compliance Officer, R. Andrew Massey, can be reached at 402-479-8311.  In addition to fielding questions or concerns with respect to potential violations of this Code, the Compliance Officer is responsible for:

•                                          investigating possible violations of the Code;

•                                          conducting training to refresh employees’ familiarity with the Code;

•                                          distributing copies of the Code annually via email to each employee with a reminder that each employee is responsible for reading, understanding and complying with the Code;

•                                          updating the Code as needed and alerting employees to any updates, with appropriate approval of the Corporate Governance Committee of the Board of Directors, to reflect changes in the law, Company operations and in recognized best practices, and to reflect Company experience; and

•                                          otherwise promoting an atmosphere of responsible and ethical conduct.

Your most immediate resource for any matter related to the Code is your supervisor.  He or she may have the information you need, or may be able to refer the question to another appropriate source.  There may, however, be times when you prefer not to go to your supervisor.  In these instances, you should feel free to discuss your concern with the Compliance Officer. If you are uncomfortable speaking with the Compliance Officer because he or she works in your department or is one of your supervisors, please contact Nancy Morrison.

If you have questions about the Company policy, need guidance on specific situations or want to report violations of the Code, see Section B below.

B.                                     Clarifying Questions and Concerns; Reporting Possible Violations

If you encounter a situation or are considering a course of action and its appropriateness is unclear, discuss the matter promptly with your supervisor or the Compliance Officer; even the appearance of impropriety can be very damaging and should be avoided.

If you are aware of a suspected or actual violation of Code standards by others, you have a responsibility to report it.  You are expected to promptly provide a compliance resource with a specific description of the violation that you believe has occurred, including any information you have about the persons involved and the time of the violation.  Whether you choose to speak with your supervisor or the Compliance Officer, you should do so without fear of any form of retaliation.  We will take prompt disciplinary action against any employee who retaliates against you, up to and including termination of employment.

Supervisors must promptly report any complaints or observations of Code violations to the Compliance Officer. The Compliance Officer will investigate all reported possible Code violations promptly and with the highest degree of confidentiality that is possible under the specific circumstances.  Your cooperation in the investigation will be expected. As needed, the Compliance Officer will consult with the Human Resources department and/or the Audit Committee of the Board of Directors

If the investigation indicates that a violation of the Code has probably occurred, we will take such action as we believe to be appropriate under the circumstances. If we determine that an employee is responsible for a Code violation, he or she will be subject to disciplinary action up to, and including, termination of employment and, in appropriate cases, civil action or referral for criminal prosecution.  Appropriate action may also be taken to deter any future Code violations.

Anyone can communicate with the Compliance Officer, either anonymously or by name, by any of the following methods:

•                                          In writing, addressed to the Compliance Officer, either by internal mail to R. Andrew Massey or by U.S. mail to 4800 NW 1st Street, Suite 100, Lincoln, NE 68521.

•                                          By phone at 402-479-8311.

•                                          By phoning MessagePro Confidential Employee Hotline (1-866-469-8447), an independent firm that is available to 24 hours, 7 days a week, that will report any accounting or auditing concern while protecting your identity.

You may also contact the Compliance Officer by any of these methods with any questions about the Code.

VIII.                        DISCIPLINARY ACTIONS

The matters covered in this Code are of the utmost importance to the Company, its stockholders and its business partners, and are essential to the Company’s ability to conduct its business in accordance with its stated values. We expect all of our directors, officers, employees, agents, contractors and consultants to adhere to these rules in carrying out their duties for the Company.

The Company will take appropriate action against any director, officer, employee, agent, contractor or consultant whose actions are found to violate these policies or any other policies of the Company. Disciplinary actions may include immediate termination of employment or business relationship at the Company’s sole discretion. Where the Company has suffered a loss, it may pursue its remedies against the individuals or entities responsible. Where laws have been violated, the Company will cooperate fully with the appropriate authorities.

IX.                                ACKNOWLEDGMENT OF RECEIPT OF CODE OF BUSINESS CONDUCT AND ETHICS

I have received and read the Company’s Code of Personal and Business Conduct and Ethics. I understand the standards and policies contained in the Company Code of Personal and Business Conduct and Ethics and understand that there may be additional policies or laws specific to my job. I further agree to comply with the Company Code of Personal and Business Conduct and Ethics.

If I have questions concerning the meaning or application of the Company Code of Personal and Business Conduct and Ethics, any Company policies, or the legal and regulatory requirements applicable to my job, I know I can consult my manager or the Human Resources Department, knowing that my questions or reports to these sources will be maintained in confidence.

Employee Name

Signature

Date